Exhibit 99.1

2000 W. Sam Houston Parkway South
Suite 1700
Houston, TX 77042
713-267-7600 Tel
PRESS RELEASE
BRISTOW GROUP INC. ANNOUNCES ELECTION OF DIRECTORS
HOUSTON—(BUSINESS WIRE)—Aug. 7, 2006—Bristow Group Inc. (NYSE:BRS), a leading provider of helicopter transportation services and production management services to the offshore energy industry, announced today that its shareholders had elected the following members to its Board of Directors: Thomas N. Amonett, Charles F. Bolden, Jr., Peter N. Buckley, Stephen J. Cannon, Jonathan H. Cartwright, William E. Chiles, Michael A. Flick, Thomas C. Knudson, Ken C. Tamblyn and Robert W. Waldrup.
The group includes one new director, Charles F. Bolden, Jr. Mr. Bolden, 59, a resident of Houston, Texas, was a space shuttle pilot astronaut for the National Aeronautics and Space Administration (NASA) for 13 years, completing four shuttle missions, commanding two. Mr. Bolden was a 1968 graduate of the U.S. Naval Academy, accepted a commission as a second lieutenant in the U.S. Marine Corps, and flew more than 100 combat missions into North and South Vietnam, Laos and Cambodia in the A-6A Intruder. After a very distinguished 30-year career, he retired from the United States Marine Corps on January 1, 2003 as a Major General. Following his retirement from military service, Mr. Bolden was the President and Chief Operating Officer of American PureTex Water Corporation and PureTex Water Works from January to April 2003. He was Senior Vice President at TechTrans International, Inc. from April 2003 to January 1, 2005. Mr. Bolden is currently Chief Executive Officer of JackandPanther LLC, a privately-held military and aerospace consulting firm. He also is a director of GenCorp Inc., Palmetto GBA and Marathon Oil Corporation. Mr. Bolden replaces Dr. Pierre H. Jungels, CBE, who retired from Bristow’s Board of Directors on August 2, 2006.
William E. Chiles, President and Chief Executive Officer said, “We are pleased with the election of this group of directors. We are excited about our new director, Charles F. Bolden, Jr., joining our board. In addition, we would like to thank Pierre Jungels for his service to our Company. Pierre’s contributions have been substantial and he will be missed.”
Bristow Group Inc. is the leading provider of helicopter transportation services to the worldwide offshore energy industry based on number of aircraft operated. Through its subsidiaries, affiliates and joint ventures, the Company has major operations in the U.S. Gulf of Mexico and the North Sea, and operations in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, China, Mexico, Nigeria, Russia and Trinidad. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s Common Stock trades on the New York Stock Exchange under the symbol BRS.
Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
joe.baj@bristowgroup.com